Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following tables set forth certain unaudited pro forma combined consolidated financial information giving effect to KVH Industries, Inc.’s (“KVH”) acquisition of Super Dragon Limited (“SDL”) and Videotel Marine Asia Limited (“VMA,” together with SDL referred to as “Videotel”).
The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2013 (KVH’s fiscal year-end) and for the six months ended June 30, 2014 (“Pro Forma Statements of Operations”), gives effect to KVH’s acquisition of Videotel, as discussed in Note 5, as if such acquisition had occurred on January 1, 2013, combining the results of KVH and Videotel for the year ended December 31, 2014 and for the six month period ended June 30, 2014. The unaudited pro forma combined consolidated balance sheet (“Pro Forma Balance Sheet”) as of June 30, 2014 gives effect to KVH’s acquisition of Videotel as if such acquisition had occurred on June 30, 2014, combining the consolidated balance sheets of KVH and Videotel. The Pro Forma Statements of Operations and the Pro Forma Balance Sheet are hereafter collectively referred to as the “Pro Forma Financial Information.” The Pro Forma Financial Information is unaudited and does not purport to represent what KVH’s consolidated results of operations would have been if the Videotel acquisition had occurred on January 1, 2013, or what those results will be for any future periods; or what KVH’s consolidated balance sheet would have been if the KVH acquisition had occurred on June 30, 2014.
The Pro Forma Financial Information is based upon the historical consolidated financial statements of KVH and the combined financial statements of Videotel, and certain adjustments which KVH believes are reasonable to give effect of the Videotel acquisition. The pro forma adjustments and Pro Forma Financial Information included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that KVH believes are reasonable under the circumstances. The purchase price allocation is considered preliminary and subject to change once KVH receives certain information it believes is necessary to finalize the acquisition accounting, as noted in Note 5 to the Pro Forma Financial Information.
The Pro Forma Financial Information has been compiled from the following sources with the following unaudited adjustments:

•
Accounting principles generally accepted in the United States of America (“US GAAP”) financial information for KVH has been extracted without adjustment from (i) KVH audited consolidated statement of operations for the year ended December 31, 2013 contained in KVH’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2014; and (ii) KVH unaudited consolidated balance sheet and consolidated statement of operations for the six months ended June 30, 2014 contained in KVH’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2014.

•
The financial information for Videotel has been prepared in accordance with US GAAP and derived without material adjustment from: (i) Videotel’s audited combined profit and loss account as of and for the year ended December 31, 2013, contained in this Form 8-K/A; and (ii) Videotel’s unaudited combined balance sheet and profit and loss account as of and for the six months ended June 30, 2014, provided by Videotel management. These financial statements were originally prepared using pounds sterling as the reporting currency, and have been translated into U.S. dollars in the Pro Forma Financial Information using the methodology and the exchange rates noted below.

KVH translated the financial information for Videotel into U.S. dollars. Based upon its review of Videotel’s historical financial statements, KVH is not aware of any further adjustments that it would need to make to Videotel’s historical financial statements relating to foreign currency translation.

•
The historical financial information and pro forma adjustments in the Pro Forma Financial Information have been translated from pounds sterling to U.S. dollars using historic exchange rates. The average exchange rates applicable to Videotel during the periods presented for the Pro Forma Statements of Operations and the period end exchange rate for the Pro Forma Balance Sheet, obtained from www.oanda.com, are as follows:

		GBP/USD
Year ended December 31, 2013	Average spot rate	$1.5630
Six months ended June 30, 2014	Average spot rate	$1.6687
June 30, 2014	Period end spot rate	$1.7028

The unaudited Pro Forma Financial Information should be read in conjunction with:

•	the accompanying notes to the Pro Forma Financial Information;

•
the unaudited consolidated financial statements of KVH for the six months ended June 30, 2014 and related notes thereto and the consolidated financial statements of KVH for the year ended December 31, 2013 and related notes thereto; and

•	the combined financial statements of Videotel for the year ended December 31, 2013 and related notes thereto, incorporated by reference in this Form 8-K/A.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2014
(In thousands, except per share amounts)

	Six Months Ended June 30, 2014 KVH	Six Months Ended June 30, 2014 Videotel				Pro Forma KVH
	(in USD)	(in GBP)	(in USD)	Pro Forma Adjustments	Note	(in USD)
Sales:
Product	$39,005	£—	$—	$—		$39,005
Service	38,902	6,769	11,295	—		50,197
Net sales	77,907	6,769	11,295	—		89,202

Costs and expenses:
Costs of product sales	23,410	—	—	—		23,410
Costs of service sales	22,419	1,927	3,216	228	5(a)ii, 5(a)iii, 5(c)	25,863
Research and development	7,549	—	—	—		7,549
Sales, marketing and support	15,147	1,820	3,036	34	5(g)	18,217
General and administrative	10,402	1,332	2,223	374	5(a)iii, 5(c), 5(f)	12,999
Total costs and expenses	78,927	5,079	8,475	636		88,038
(Loss) income from operations	(1,020)	1,690	2,820	(636)		1,164
Interest income	415	—	—	—		415
Interest expense	377	—	—	561	5(b)	938
Other income, net	86	79	132	—		218
(Loss) income before income tax expense	(896)	1,769	2,952	(1,197)		859
Income tax expense	172	364	607	(205)	5(d)	574
Net (loss) income	$(1,068)	£1,405	$2,345	$(992)		$285

Pro forma per share information:
Net (loss) income per share, basic	$(0.07)					$0.02
Net (loss) income per share, diluted	$(0.07)					$0.02

Number of shares used in pro forma per share calculation:
Basic	15,365				5(h)	15,365
Diluted	15,365				5(h)	15,546

See accompanying Notes to Pro Forma Combined Consolidated Financial Information

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013
(In thousands, except per share amounts)

	Year Ended December 31, 2013 KVH	Year Ended December 31, 2013 Videotel				Pro Forma KVH
	(in USD)	(in GBP)	(in USD)	Pro Forma Adjustments	Note	(in USD)
Sales:
Product	$90,295	£—	$—	$—		$90,295
Service	71,993	13,422	20,979	—		92,972
Net sales	162,288	13,422	20,979	—		183,267

Costs and expenses:
Costs of product sales	51,518	—	—	—		51,518
Costs of service sales	45,058	4,032	6,302	551	5(a)ii, 5(a)iii, 5(c)	51,911
Research and development	12,987	—	—	—		12,987
Sales, marketing and support	28,792	3,738	5,842	67	5(g)	34,701
General and administrative	17,764	1,522	2,379	1,977	5(a)iii, 5(c)	22,120
Total costs and expenses	156,119	9,292	14,523	2,595		173,237
Income from operations	6,169	4,130	6,456	(2,595)		10,030
Interest income	657	—	—	—		657
Interest expense	637	—	—	972	5(b)	1,609
Other income, net	494	480	750	—		1,244
Income before income tax expense	6,683	4,610	7,206	(3,567)		10,322
Income tax expense	2,150	965	1,508	(692)	5(d)	2,966
Net income	$4,533	£3,645	$5,698	$(2,875)		$7,356

Pro forma per share information:
Net income per share, basic	$0.30					$0.49
Net income per share, diluted	$0.30					$0.48

Number of shares used in pro forma per share calculation:
Basic	15,144				5(h)	15,144
Diluted	15,341				5(h)	15,341

See accompanying Notes to Pro Forma Combined Consolidated Financial Information

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
June 30, 2014
(In thousands, except share data)

	As of June 30, 2014 KVH	As of June 30, 2014 Videotel				Pro Forma KVH

	(in USD)	(in GBP)	(in USD)	Pro Forma Adjustments	Note	(in USD)
ASSETS

Cash and cash equivalents	$13,361	£2,334	$3,974	$(14,068)	5(b)	$3,267
Marketable securities	40,970	—	—	—		40,970
Accounts receivable, net	30,649	3,166	5,391	—		36,040
Inventories	20,111	—	—	—		20,111
Deferred income taxes	3,235	—	—	—		3,235
Prepaid expenses and other assets	3,833	136	232	—		4,065
Total current assets	112,159	5,636	9,597	(14,068)		107,688

Property and equipment, less accumulated depreciation	36,512	3,484	5,933	—		42,445
Film production costs, net	—	597	1,017	(1,017)	5(a)ii	—
Intangible assets, less accumulated amortization	14,500	1,337	2,277	23,247	5(a)i, 5(a)iii	40,024
Goodwill	18,737	—	—	23,813	5(a)vi	42,550
Deferred income taxes	—	981	1,670	(1,670)	5(a)v	—
Other non-current assets	4,879	—	—	—		4,879
Total assets	$186,787	£12,035	$20,494	$30,305		$237,586

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$7,545	£1,200	$2,043	$—		$9,588
Accrued compensation and employee-related expenses	4,932	—	—	—		4,932
Accrued other	9,110	2,460	4,189	800	5(f)	14,099
Accrued product warranty costs	1,616	—	—	—		1,616
Deferred revenue	6,951	1,794	3,055	(1,432)	5(a)iv	8,574
Current portion of long-term debt	1,293	—	—	4,875	5(b)	6,168
Total current liabilities	31,447	5,454	9,287	4,243		44,977

Other long-term liabilities	296	665	1,133	—		1,429
Line of credit	30,000	—	—	(30,000)	5(b)	—
Long-term debt, excluding current portion	6,443	—	—	60,125	5(b)	66,568
Liability for uncertain tax positions	—	2,227	3,792	—		3,792
Deferred income taxes	464	—	—	3,019	5(a)v	3,483
Total liabilities	68,650	8,346	14,212	37,387		120,249

Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.01 par value. Authorized 30,000,000 shares, 17,099,149 issued and 15,440,158 shares outstanding	171	—	—	—		171
Additional paid-in capital	119,106	2,400	4,087	(4,087)	5(e)	119,106
Accumulated earnings	10,612	1,289	2,195	(2,995)	5(e), 5(f)	9,812
Accumulated other comprehensive income	1,398	—	—	—		1,398
	131,287	3,689	6,282	(7,082)		130,487
Less: treasury stock at cost, common stock, 1,658,991 shares	(13,150)	—	—	—		(13,150)
Total stockholders' equity	118,137	3,689	6,282	(7,082)		117,337
Total liabilities and stockholders' equity	$186,787	£12,035	$20,494	$30,305		$237,586

See accompanying Notes to Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL INFORMATION
(All amounts in thousands)
1. BASIS OF PRESENTATION
The accompanying unaudited Pro Forma Statements of Operations for the year ended December 31, 2013 and for the six months ended June 30, 2014, give effect to KVH’s stock acquisition of Videotel as discussed in Note 5, as if such acquisition had occurred on January 1, 2013, combining the results of KVH and Videotel for the year ended December 31, 2013 and for the six month period ended June 30, 2014. The acquisition of Videotel will be accounted for under the acquisition method of accounting for the business combination. As such, the cost to acquire Videotel will be allocated to the respective assets acquired and liabilities assumed based on their estimated fair value at the closing of the acquisition. The accompanying Pro Forma Balance Sheet as of June 30, 2014 gives effect to the Videotel acquisition as if it had occurred on June 30, 2014, combining the consolidated balance sheet of KVH and the combined balance sheet of Videotel. This unaudited Pro Forma Financial Information is not intended to reflect the financial position and results which would have actually resulted had the Videotel acquisition occurred on the dates indicated. Further, the Pro Forma Statements of Operations are not necessarily indicative of the results of operations that may be obtained in the future.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by KVH. Adjustments were made for acquisition method of accounting as described further in Note 5.
The financial information for Videotel has been translated from pounds sterling to U.S. dollars using the average exchange rates applicable during the periods presented in the Pro Forma Statements of Operations and the period end spot rate for the Pro Forma Balance Sheet.
3. VIDEOTEL ACQUISITION
On July 2, 2014, KVH Media Group Limited (“KMG UK”), an indirectly wholly owned subsidiary of KVH, entered into a Share Purchase Agreement with Nigel Cleave to acquire all of the issued share capital of SDL and VMA, for an aggregate purchase price of approximately $49,068. Videotel is a maritime training services company headquartered in London that produces and distributes training films and eLearning computer-based training courses to commercial customers in the maritime market. Videotel also has sales offices in Hong Kong and Singapore. The acquisition was consummated on the same day. The purchase price was determined through arm’s-length negotiation and is subject to a potential post-closing adjustment based on the value of the net assets delivered at the closing.
The Share Purchase Agreement contains certain representations, warranties, covenants and indemnification provisions. The Share Purchase Agreement provides that 10% of the purchase price shall be held in escrow for a period of approximately twenty-one months after the closing in order to satisfy valid indemnification claims that KMG UK may assert for specified breaches of representations, warranties and covenants.
In the Share Purchase Agreement, the Seller agreed to comply with certain confidentiality, non-competition and non-solicitation covenants with respect to the business of Videotel for a period of eighteen months after the closing.

The total purchase price and related preliminary excess total purchase price over fair value of net assets acquired is as follows:

Consideration transferred—cash		$49,068
Book value of net assets acquired	$2,988
Fair value adjustments to deferred revenue	1,432
Fair value of tangible net assets acquired		4,420
Identifiable intangibles at acquisition-date fair value
Customer relationships	12,759
Proprietary content	9,814
Internally developed software	2,160
Favorable operating leases	791
		25,524
Deferred income taxes		(4,689)
Goodwill		$23,813
Except as discussed in Note 5 below, the carrying value of assets and liabilities in Videotel’s unaudited combined balance sheet are considered to be a reasonable estimate of the fair value of those assets and liabilities.
Our fair value estimate of assets acquired and liabilities assumed is pending completion of several elements, including the finalization of valuations of fair value of the assets acquired and liabilities assumed and final review by our management. The primary areas that are not yet finalized relate to the fair value of certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, and income and non-income based taxes. The final determination of the assets acquired and liabilities assumed will be based on the established fair value of the assets acquired and the liabilities assumed as of the acquisition date. The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill. The final determination of the purchase price, fair values and resulting goodwill may differ significantly from what is reflected in the Pro Forma Financial Information.
4. CREDIT AGREEMENT AND NOTE
On July 1, 2014, KVH entered into (i) a five-year senior credit facility agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, and the lenders named from time to time as parties thereto (the “Lenders”), for an aggregate amount of up to $80,000, including a revolving credit facility (the “Revolver”) of up to $15,000 and a term loan (“Term Loan”) of $65,000 to be used for general corporate purposes, including both (A) the refinancing of KVH’s $30,000 then-outstanding indebtedness under its previous credit facility and (B) permitted acquisitions, (ii)  revolving credit notes (together, the “Revolving Credit Note”) to evidence the Revolver, (iii) term notes (together, the “Term Note,” and together with the Revolving Credit Note, the “Notes”) to evidence the Term Loan, (iv) a Security Agreement (the “Security Agreement”) required by the Lenders with respect to the grant by KVH of a security interest in substantially all of the assets of KVH in order to secure the obligations of KVH under the Credit Agreement and the Notes, and (v) Pledge Agreements (the “Pledge Agreements”) required by the Lenders with respect to the grant by KVH of a security interest in 65% of the capital stock of each of KVH Industries A/S and KVH Industries U.K. Limited held by KVH in order to secure the obligations of KVH under the Credit Agreement and the Notes.
The $65,000 Term Note was executed on July 1, 2014 in connection with the acquisition of all of the outstanding shares of Videotel pursuant to the Share Purchase Agreement. Proceeds in the amount of $35,000 were applied toward the payment of a portion of the purchase price for the acquired shares of Videotel, and proceeds in the amount of approximately $30,000 were applied toward the refinancing of the then-outstanding balance of KVH’s previous credit facility. KVH must make principal repayments on the Term Loan in the amount of approximately $1,200 at the end of each of the first eight three-month periods following the closing; thereafter, KVH must make principal repayments in the amount of approximately $1,600 for each succeeding three-month period until the maturity of the loan on July 1, 2019. On the maturity date, the entire remaining principal balance of the loan, including any future loans under the Revolver, is due and payable, together with all accrued and unpaid interest, penalties and other amounts due and payable under the Credit Agreement. The Credit Agreement contains provisions requiring the mandatory prepayment of amounts outstanding under the Term Loan and the Revolver under specified circumstances, including (i) 100% of the net cash proceeds from certain dispositions to the extent not reinvested in KVH’s business within a stated period, (ii) 50% of the net cash proceeds from stated equity issuances and (iii) 100% of the net cash proceeds from certain receipts of more than $250 outside the ordinary course of business. The prepayments are first applied to the Term Loan, in inve rse order of maturity, and then to the Revolver. In the discretion of the Administrative Agent, certain mandatory prepayments made on the Revolver can permanently reduce the amount of credit available under the Revolver.
Loans under the Credit Agreement bear interest at varying rates determined in accordance with the Credit Agreement. Each LIBOR Rate Loan, as defined in the Credit Agreement, bears interest on the outstanding principal amount thereof for each interest period from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate or LIBOR Monthly Floating Rate, each as defined in the Credit Agreement, as applicable, plus the Applicable Rate, as defined in the Credit Agreement, and each Base Rate Loan, as defined in the Credit Agreement, bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, as defined in the Credit Agreement, plus the Applicable Rate. The Applicable Rate ranges from 1.50% to 2.25%, depending on the KVH’s Consolidated Leverage Ratio, as defined in the Credit Agreement. The highest Applicable Rate applies when the Consolidated Leverage Ratio exceeds 2.00:1.00. Based on rates in effect on the date hereof, KVH currently expects to make monthly interest payments of approximately $100 with respect to the Term Loan, which interest payments will be subject to adjustment in accordance with the terms of the Credit Agreement. Upon certain defaults, including failure to make payments when due, interest becomes payable at a higher default rate.
Borrowings under the Revolver are subject to the satisfaction of numerous conditions precedent at the time of each borrowing, including the continued accuracy of KVH’s representations and warranties and the absence of any default under the Credit Agreement.
The Credit Agreement contains two financial covenants, a Maximum Consolidated Leverage Ratio and a Minimum Consolidated Fixed Charge Coverage Ratio, each as defined in the Credit Agreement. The Maximum Consolidated Leverage Ratio is initially 2.25:1.00 and declines to 1.50:1.00 on December 31, 2014 and to 1.00:1.00 on September 30, 2015. The Minimum Consolidated Fixed Charge Coverage Ratio may not be less than 1.25:1.00 at any time after December 31, 2014. The Credit Agreement imposes certain other affirmative and negative covenants, including without limitation covenants with respect to the payment of taxes and other obligations, compliance with laws, entry into material contracts, creation of liens, incurrence of indebtedness, investments, dispositions, fundamental changes, restricted payments, changes in the nature of KVH’s business, transactions with affiliates, corporate and accounting changes, and sale and leaseback arrangements.
KVH’s obligation to repay loans under the Credit Agreement could be accelerated upon a default or event of default under the terms of the Credit Agreement, including certain failures to pay principal or interest when due, certain breaches of representations and warranties, the failure to comply with KVH’s affirmative and negative covenants under the Credit Agreement, a change of control of KVH, certain defaults in payment relating to other indebtedness, the acceleration of payment of certain other indebtedness, certain events relating to the liquidation, dissolution, bankruptcy, insolvency or receivership of KVH, the entry of certain judgments against KVH, certain events relating to the impairment of collateral or the Lender’s security interest therein, and any other material adverse change with respect to KVH.
5. PRO FORMA ADJUSTMENTS
The Pro Forma Financial Information is based upon the historical consolidated financial statements of KVH and combined financial statements of Videotel and certain adjustments which KVH believes are reasonable to give effect to the Videotel acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore, the actual adjustments will likely differ from the pro forma adjustments. In particular, such adjustments include information based upon our preliminary allocation of the purchase price for the acquisition of Videotel, which is subject to adjustment based upon our further analysis. We have not completed the valuation studies necessary to determine the fair values of the assets we have acquired and liabilities we have assumed and the related allocations of purchase price. Accordingly, the allocation of purchase price set forth in the Pro Forma Financial Information may materially change as a result of the final purchase price allocation, including the finalization of net assets delivered. The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination. As discussed above, the purchase price allocation is considered preliminary at this time. However, KVH believes that the preliminary purchase allocation and other related assumptions utilized in preparing the Pro Forma Financial Information provide a reasonable basis for presenting the pro forma effects of the Videotel acquisition.
All pro forma adjustments have been prepared for informational purposes only. The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of KVH.
Other than those described below, KVH believes there are no adjustments, in any material respects, that need to be made to present the Videotel financial information in accordance with US GAAP, or to align Videotel’s historical accounting policies with KVH’s US GAAP accounting policies.

The adjustments made in preparing the Pro Forma Financial Information are as follows:
(a)Fair Value Acquisition Accounting Adjustments:
For purposes of the pro forma presentation, the following adjustments were made to reflect our preliminary estimate of the fair value of the net assets acquired:

i.
The intangible assets with finite lives of Videotel of $25,524 have been recorded to reflect our preliminary estimate of the fair value of the acquired intangible assets, including customer relationships, proprietary content, internally developed software and favorable operating leases.

ii.
The historical carrying value of Videotel's film production costs, net, as of the acquisition date of $1,017 (which is included in the fair value of acquired proprietary content discussed above in (a)i.) was eliminated as well as the amortization expense recorded in cost of service sales of $215 and $404 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

iii.
The historical carrying value of Videotel’s acquired intangibles, net, as of the acquisition date of $2,277 (which relates to prior Videotel acquisitions) was eliminated as well as amortization expense. The amortization expense was eliminated in general and administrative expense of $169 and $316 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. The amortization expense was eliminated in cost of service sales of $538 and $1,008 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

iv.Deferred revenue has been decreased by $1,432 to reflect our estimate of the fair value.

v.
Deferred income tax liabilities and goodwill were increased by $4,689 to reflect the estimated tax impact of the intangible assets acquired, the fixed assets and adjustment to deferred revenue at the statutory tax rate. These amounts are preliminary estimates and may differ materially in actual future results of operations.

vi.	Goodwill representing the excess of the total purchase price over the fair value of the net assets acquired was $23,813.
(b)Acquisition Funding
The Videotel acquisition was funded through $14,068 of existing cash from KVH and $35,000 from the Credit Agreement (see Note 4). The Credit Agreement includes a $65,000 Term Loan that bears interest at a floating rate. Adjustments were made in the Pro Forma Financial Information to record interest expense of $561 and $972 for the six months ended June 30, 2014 and the twelve months ended December 31, 2013, respectively, to reflect the additional borrowing related to the Videotel acquisition and an increase in the floating interest rate of the Term Loan. A 2.41% interest expense rate was used based upon the initial floating interest rate at inception (July 1, 2014) incurred by KVH on the Term Loan. A change of one-eighth of 1.00% (12.5 basis points) in the floating interest rate associated with the Term Loan would result in additional annual interest expense of approximately $81 (in the case of an increase in the rate) or reduced annual interest expense of approximately $81 (in the case of a decrease in the rate).
(c)Amortization Expense Related to Acquired Intangible Assets
Amortization adjustments to record estimated general and administrative expense of $1,147 and $2,293 were made for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. Amortization adjustments to record costs of service sales of $981 and $1,963 were made for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. The weighted-average useful life of the acquired intangible assets is estimated at approximately six years. The intangible assets were amortized to income statement categories using the average spot rate for the Pro Forma Statements of Operations over the estimated lives, as follows:

Intangible Asset	Fair Value	Life	Income Statement Category
Customer relationships	$12,759	8	General and administrative expense
Proprietary content	9,814	5	Costs of service sales
Internally developed software	2,160	4	General and administrative expense
Favorable operating leases	791	5	General and administrative expense

(d)Income Taxes
Adjustments were made in the Pro Forma Statements of Operations to reduce income tax expense by $205 and $692 for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, using the weighted average statutory tax rate in effect during the periods presented.
(e)Elimination of Videotel’s Stockholder’s Equity
An adjustment to eliminate Videotel’s additional paid in capital of $4,087 and accumulated earnings of $2,195 was eliminated in the Pro Forma Balance Sheet at June 30, 2014.
(f)Transaction Costs
Acquisition costs of $463 incurred by KVH and $141 incurred by Videotel during the six months ended June 30, 2014 in connection with KVH's acquisition of Videotel have been excluded from the Pro Forma Statements of Operations because they are non-recurring costs directly attributable to the transaction. These costs are reflected in retained earnings in the unaudited Pro Forma Balance Sheet as of June 30, 2014. We have estimated additional acquisition related costs of $800 to be incurred post acquisition.
(g)Stock Compensation Expense
Adjustments were made in the Pro Forma Statements of Operations to record sales, marketing and support expense of $34 and $67 for stock option grants issued in conjunction with the Videotel acquisition, for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.
(h)Net income per share
Pro forma net income per share for the six months ended June 30, 2014 and for the year ended December 31, 2013, have been calculated using the same weighted average number of common shares used by KVH in its net income per share calculations except for periods in which shares were excluded because a net loss made them anti-dilutive.